Exhibit 10.1

INVESTMENT TECHNOLOGY GROUP, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN
VARIABLE COMPENSATION STOCK UNIT AWARD PROGRAM SUBPLAN

20XX GRANT NOTICE (ExCo ROE Awards)

Investment Technology Group, Inc. (the “Company”), pursuant to its Variable Compensation Stock Unit Award Program Subplan (the “Program”), hereby grants to you as a Participant under the Program, Stock Units representing a generally nontransferable right to receive one share of Company Stock with respect to each underlying Stock Unit at a specified future date together with a right to Dividend Equivalents on Basic Units as specified in the Program (the “Grant”), subject to all of the terms and conditions as set forth herein, the Program and the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).(1)  All capitalized terms herein that are not otherwise defined shall have the meanings ascribed to such terms in the Program or Plan, as applicable.

Participant:
Date of Grant:
Number of Basic Units subject to Grant:
Target ROE:	%

Vesting Schedule: The Basic Units subject to this Grant are designated as Performance-Based Units under the Program.

The Basic Units subject to this Grant shall be divided into three equal annual installments, and each installment shall vest, if at all, on each of the first, second and third anniversaries of the Date of Grant based on the level of ROE (as defined below) achieved for each of the 20XX, 20XX and 20XX fiscal years, respectively, that ends immediately prior to the applicable vesting date, if the Participant remains continuously employed by the Company or its Subsidiaries through, and is in Good Standing (as defined below) on, each applicable vesting date. The number of Basic Units set forth above is the number of Basic Units that may vest based on 100% achievement of Target ROE in each of the 20XX, 20XX and 20XX fiscal years (the “Target Award”).(2)

The actual number of Basic Units that vest pursuant to this Grant may be greater or less than the Target Award, or even zero, and will be based on the level of ROE achieved in each of the 20XX, 20XX and 20XX fiscal years in accordance with the following performance schedule.

ROE PERFORMANCE SCHEDULE

ROE Performance Level		Payout Level
Below Threshold	less than X%	0%
Threshold	X%	50% of units available to vest on applicable date
Target	X%	100% of units available to vest on applicable date
Maximum	X% or more	150% of units available to vest on applicable date

(1)   The Plan, Plan prospectus, and Program are available on ITG Exchange. In addition, paper copies of the Plan, Plan prospectus and Program are available upon request by contacting the Legal Department of the Company at ITG_Legal.

(2)  For illustrative purposes only, if the Target ROE is X% and the ROE in each of the 20XX, 20XX and 20XX fiscal years is X%, the number of Basic Units set forth above will vest, subject to the continued employment and Good Standing requirements noted above.

If actual ROE performance for any fiscal year is between performance levels, the number of Basic Units that may vest on the applicable vesting date will be interpolated on a straight line basis for pro-rata achievement. Failure to achieve the threshold performance level will result in no Basic Units vesting as of the applicable vesting date and in no event will the number of Basic Units vesting as of the applicable vesting date exceed 150% of the Basic Units subject to the applicable annual installment.(3)

For purposes of this Grant, (i) “Good Standing” means the Participant is actively employed by the Company or its Subsidiaries on the applicable date and has not given a notice of resignation to, or received a notice of termination from, the Company or any of its Subsidiaries prior to such date and (ii) “ROE” means the percentage determined by dividing the Company’s net income (adjusted to exclude non-operating or one-time items such as restructuring charges and asset impairments in accordance with the Company’s historical practices and as determined by the Compensation Committee (as defined below)) for a fiscal year by the Company’s average stockholders’ equity during the year.

Settlement: The Participant shall receive shares of Company Stock in settlement of the Basic Units in accordance with the terms of the Program.  Unless the Compensation Committee (as defined below) determines otherwise, the Company will withhold from the shares of Company Stock to be distributed in settlement of the Basic Units to satisfy the Participant’s minimum tax withholding obligations.

Violation of Code of Conduct; Financial Restatement; Forfeiture of Unvested Basic Units:  If, prior to the date the Basic Units otherwise become vested in accordance with the vesting schedule set forth above (i) the Participant materially breaches the Company’s Code of Business Conduct and Ethics, as such material breach is determined by the Compensation Committee of the Board of Directors of the Company (the “Board”), or any other committee appointed by the Board to administer the Program (the “Compensation Committee”) in its sole discretion, or (ii) the Company is required to prepare a restated financial statement that is filed with an external regulator because of material noncompliance of the Company with any financial reporting requirement, whether or not such restatement involves misconduct of the Participant, then the Compensation Committee may determine, in its sole discretion, that the Basic Units shall cease to vest effective as of the date of the material breach or the date on which the Company is notified of such requirement, as applicable, in each case, subject to compliance with applicable law.

Recoupment Policy:  You agree that you will be subject to any compensation clawback and recoupment policies that may be applicable to you as an employee of the Company or any of its affiliates, as in effect from time to time and as approved by the Board or the Compensation Committee, whether or not approved before or after the Date of Grant.

Acknowledgements: You acknowledge receipt of this Grant Notice, the Program, the Plan and the Plan prospectus.(1)  You further acknowledge that this Grant is made under, and governed by the terms and conditions of, the Plan and the Program and you agree to be bound by such terms. The Compensation Committee has the authority to interpret and construe this Grant pursuant to the terms of the Program and the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

INVESTMENT TECHNOLOGY GROUP, INC.	PARTICIPANT

By:	By:
Name:	Brokerage Name:
Title:	Brokerage Account Number:
Date:	Date:

(3)  For illustrative purposes only, assume you were granted 30 Basic Units and the Target ROE was %. If (a) the ROE for each of the 20XX, 20XX and 20XX fiscal years was X%, 45 Basic Units would vest in total over the course of those three years, (b) the ROE for each of the 20XX, 20XX and 20XX fiscal years was X%, 15 Basic Units would vest in total over the course of those three years and (c) the ROE for each of the 20XX, 20XX and 20XX fiscal years was X%, no Basic Units would vest.  For the avoidance of doubt, vesting in (a) and (b) is subject to the continued employment and Good Standing requirements noted above.